Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 25, 2021	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces 2020 Results

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the year ended December 31, 2020 of $21,867,000, or $0.61 per common unit.

A comparison of the Partnership’s consolidated results for the twelve month periods ended December 31, 2020 and 2019 are set forth below:

	Twelve Months Ended
	December 31,
	2020	2019
Operating Revenues	$46,928,000	$78,799,000
Net Income	$21,867,000	$52,765,000
Net Income Per Common Unit	$0.61	$1.50

The Partnership’s independent engineering consultant estimated its total proved oil and natural gas reserves to be 89.8 billion cubic feet of natural gas equivalents (bcfe) as of December 31, 2020.  Approximately 15% of these reserves are attributable to the Partnership’s Net Profits Interests and 85% are attributable to its Royalty Properties.  Natural gas accounted for 38% of proved reserves as of December 31, 2020, all of which were classified as proved developed producing.

The Partnership distributed a total of $44.1 million to its common unitholders from May 2020 through February 2021 attributable to 2020 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests in 27 states.  Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.